Exhibit 21

List of Subsidiaries

1.                 Restoration Hardware Canada Inc., incorporated under the laws of British Columbia, Canada

2.                 The Michaels Furniture Company, Inc. (f/k/a Michael’s Concepts in Wood, Inc.), incorporated under the laws of the State of California.

3.                 Restoration Hardware of Blackhawk, Incorporated, incorporated under the law of the State of California.

4.                 RHG Management, LLC, incorporated under the law of the State of Maryland.